As filed with the Securities and Exchange Commission on June 18, 2004

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GATX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	36-1124040 (I.R.S. Employer Identification No.)

500 West Monroe Street Chicago, Illinois (Address of Principal Executive Offices)	60661 (Zip Code)

GATX Corporation
2004 Equity Incentive Compensation Plan
1995 Long-Term Incentive Compensation Plan
1985 Long-Term Incentive Compensation Plan

(Full Title of the Plans)

Ronald J. Ciancio
General Counsel
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
(Name and Address of Agent For Service)

(312) 621-6200
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered	Registered	Share(1)	Price(1)	Fee(2)
Common Stock, $0.625 par value	7,256,411	$27.02	$196,068,225	$24,842

(1)	In accordance with Rule 457(h)(1), the offering price of the 3,566,718 shares currently subject to outstanding options was based on the weighted average exercise price of such options, which was $30.3267. The offering price of the remaining 3,689,693 shares not currently subject to options was computed on the basis of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on June 14, 2004.

(2)	Pursuant to Rule 457(o), the fee payable herewith has been reduced by the $20,920 fee previously paid in connection with 2,000,000 shares of Common Stock registered on Registration Statement No. 333-81173, which was initially filed by the Registrant on June 21, 1999 and terminated on the date of the filing of this registration statement.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by GATX Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission, are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarterly period ended March 31, 2004.

(c)	The Company’s Current Reports on Form 8-K filed April 15, 2004 and May 25, 2004.

(d)	The description of the common stock, $.625 par value per share, of the Company (the “Common Stock”) contained in the section entitled “Description of Capital Stock” from the Prospectus included as part of the Amendment No. 1 to the Company’s Registration Statement on Form S-3 (No. 333-110451), filed with the Commission on January 20, 2004.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock offered hereby will be passed upon by Ronald J. Ciancio, General Counsel of the Company. Mr. Ciancio owns 8,291 shares of Common Stock and holds options to purchase 58,291 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     (a) Certain provisions of the New York Business Corporation Law and Article II, Section 11 of the Company’s By-Laws provide for the prompt indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933. The By-Laws also provide that the Company has the burden of proving that a director is not entitled to indemnification in a particular instance.

     (b) In addition, the Company also maintains directors’ and officers’ liability insurance which purports to insure the Company against certain costs of indemnification which may be incurred by the Company pursuant to the foregoing provisions, and to insure directors and officers of the Company against certain liabilities incurred by them in the discharge of their function as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     See Exhibit Index which is incorporated by reference.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 18th day of June, 2004.

GATX CORPORATION
By:	/s/ Ronald J. Ciancio
	Name:	Ronald J. Ciancio
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Ronald J. Ciancio and William M. Muckian, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 2004.

/s/ Ronald H. Zech	/s/ Brian A. Kenney
Ronald H. Zech, Chairman, President, Chief Executive Officer and Director	Brian A. Kenney, Senior Vice President-Finance and Chief Financial Officer

/s/ William M. Muckian	/s/ James M. Denny
William M. Muckian, Vice President-Controller and Chief Accounting Officer	James M. Denny, Director

/s/ Richard M. Fairbanks	/s/ Rod F. Dammeyer
Richard M. Fairbanks, Director	Rod F. Dammeyer, Director

/s/ Deborah M. Fretz	/s/ Michael E. Murphy
Deborah M. Fretz, Director	Michael E. Murphy, Director

/s/ Miles L. Marsh
Miles L. Marsh, Director

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	Restated Certificate of Incorporation of GATX Corporation, as amended (incorporated by reference to Exhibit 3A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, file number 1-2328)

4.2	By-Laws of GATX Corporation, as amended July 26, 2002 (incorporated by reference to Exhibit 3(ii) to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, file number 1-2328)

5	Opinion of Ronald J. Ciancio, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ronald J. Ciancio (included in his opinion filed as Exhibit 5 hereto)

24	Power of Attorney (included with signature page to the registration statement)